January 9, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	StrikeForce Technologies, Inc. File No. 333-122113

Ladies and Gentlemen:

We have read the statements made by StrikeForce Technologies, Inc. which were provided to us on January 9, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of the Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

By:	/s/ Most & Company, LLP
Most & Company, LLP
Independent Registered Public Accounting Firm